                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [X] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 HONEYWELL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 HONEYWELL INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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                                                                  HONEYWELL LOGO
--------------------------------------------------------------------------------

                                          March 10, 1999

To Our Shareowners:

     You are cordially invited to attend the Annual Meeting of Shareowners, which will be held at 2:00 p.m., Tuesday, April 20, 1999, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota.

  - You will find a Notice of Meeting on Page 1 that identifies three proposals for your action.

  - At the meeting we will present a brief report on Honeywell's 1998 business results and outlook for the future.

  - If you plan to attend the meeting, please detach the admission ticket on your proxy card to present at the meeting registration tables.

  - Refreshments will be served beginning at 1:00 p.m.

     YOUR VOTE IS IMPORTANT. We encourage you to read this Proxy Statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Shareowners of record also have the option of voting via the Internet or by telephone. Instructions to vote either via the Internet or by telephone are included on the proxy card.

                                          Sincerely,

                                          Michael R. Bonsignore
                                          Michael R. Bonsignore
                                          Chairman of the Board
                                          and Chief Executive Officer

PROXY STATEMENT
TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                              PAGE
                                                              ----
NOTICE OF MEETING...........................................     1
PROXY STATEMENT--VOTING PROCEDURES..........................     2
HONEYWELL BOARD PRACTICES...................................     4
DIRECTOR COMPENSATION.......................................     7
BOARD MEETINGS--COMMITTEES OF THE BOARD.....................     7
ITEM 1--ELECTION OF DIRECTORS...............................     9
            Nominees........................................     9
ITEM 2--RATIFICATION OF INDEPENDENT AUDITORS................    15
ITEM 3-- APPROVAL OF PROPOSED AMENDMENT TO RESTATED
        CERTIFICATE OF INCORPORATION........................    15
STOCK OWNERSHIP INFORMATION.................................    16
            Compliance with Section 16(a) Reporting.........    16
            Stock Ownership Guidelines......................    16
            Five Percent Owner of Honeywell Stock...........    16
            Stock Ownership of Director Nominees and
            Executive Officers..............................    17
EXECUTIVE COMPENSATION......................................    18
            Summary Compensation Table......................    18
            Option Grants in Last Fiscal Year...............    19
            Aggregated Option Exercises in Last Fiscal Year
            and FY-End Option Values........................    19
            Long-Term Incentive Plan--Awards in Last Fiscal
            Year............................................    20
            Report on Executive Compensation................    20
               Insider Participation and Director
              Interlocks....................................    23
            Performance Graph...............................    25
            Change in Control and Termination
            Arrangements....................................    26
            Pension Plan Table..............................    27
OTHER INFORMATION...........................................    27
            Submission of Director Nominations and
            Shareowner Proposals............................    27
            Expenses of Solicitation........................    28

                             YOUR VOTE IS IMPORTANT

     If you are a shareowner of record, you can now vote your shares via the Internet or by telephone by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope.

                                                                  HONEYWELL LOGO
--------------------------------------------------------------------------------
HONEYWELL INC., HONEYWELL PLAZA, MINNEAPOLIS, MINNESOTA 55408

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

DATE:            Tuesday, April 20, 1999

TIME:            2:00 p.m., Central Time

PLACE:           Minneapolis Convention Center
                 1301 Second Avenue South
                 Minneapolis, Minnesota

RECORD DATE: February 19, 1999

MEETING AGENDA

     1) Election of directors;

     2) Ratification of appointment of auditors;

     3) Approval of amendment to Honeywell's Restated Certificate of Incorporation, to increase the number of shares of common stock the Company is authorized to issue; and any other matter properly brought before the meeting.

SHAREOWNER LIST

A list of shareowners entitled to vote at the meeting will be available during business hours for 10 days prior to the meeting at the Company's offices, Honeywell Plaza, Minneapolis, Minnesota, for examination by any shareowner for any legally valid purpose.

ADMISSION TO THE MEETING

Admission to the meeting will be limited to Honeywell shareowners or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you should request a ticket from the intermediary, or present proof of your ownership of Honeywell shares at the meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement.

By Order of the Board of Directors,

Kathleen M. Gibson

Kathleen M. Gibson
Vice President and Corporate Secretary

PROXY STATEMENT--VOTING PROCEDURES
--------------------------------------------------------------------------------

YOUR VOTE IS VERY IMPORTANT
     Whether or not you plan to attend our Annual Meeting of Shareowners, please take the time to vote your shares as soon as possible. Your prompt voting via the Internet, telephone or mail may save Honeywell the expense of a second mailing.

METHODS OF VOTING
     All shareowners may vote by mail. SHAREOWNERS OF RECORD CAN ALSO VOTE VIA THE INTERNET OR BY TELEPHONE. Shareowners who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

- VOTING VIA THE INTERNET. Shareowners of record may vote via the Internet as instructed on the proxy card. Internet voting is also available to shareowners who hold their shares in the Honeywell Savings and Stock Ownership Plan, Honeywell Employee Stock Purchase Plan and the Dividend Reinvestment Plan. The Internet voting procedure is designed to verify shareowners through the use of a Control Number that is provided on each proxy card. You will be able to vote your shares via the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

- VOTING BY TELEPHONE. Shareowners of record may vote by using the toll-free number listed on the proxy card. Telephone voting is also available to shareowners who hold their shares in the Honeywell Savings and Stock Ownership Plan, Honeywell Employee Stock Purchase Plan and the Dividend Reinvestment Plan. The telephone voting procedure is designed to verify shareowners through use of a Control Number that is provided on each proxy card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

- VOTING BY MAIL. Shareowners may sign, date and mail their proxies in the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

REVOKING YOUR PROXY
     Whether you vote by mail, telephone or via the Internet, you may later revoke your proxy by:

- sending a written statement to that effect to the Vice President and Corporate Secretary of the Company;
- submitting a properly signed proxy with a later date;
- voting by telephone or via the Internet at a later time; or
- voting in person at the annual meeting (except for shares held in the savings plan described below).

VOTING BY SAVINGS PLAN PARTICIPANTS
     If you own Honeywell shares as a participant in the Honeywell Savings and Stock Ownership Plan, you will receive a single proxy card that covers both shares credited to your plan account and shares you own of record that are registered in the same exact name. If your plan account is not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies executed by plan participants or properly voted via the Internet or by telephone will serve as voting instructions to T. Rowe Price Trust Company, the trustee for the plan.

     Under the terms of the plan, voting instructions must be received by T. Rowe Price by April 15. Please refer to your proxy card for a more detailed explanation of the timing requirement for voting plan shares via the Internet, by telephone or by mail.

VOTING BY STOCK PURCHASE PLAN PARTICIPANTS
     If you own Honeywell shares as a participant in the Honeywell Employee Stock Purchase Plan, you will receive a single proxy card that covers both shares credited to your plan account, shares you may own as a participant in the Savings Plan described above, if applicable, and shares you own of record that are registered in the exact same name. If your plan account is not registered in the same name as either your Savings Plan shares described above or your shares of record, you will receive separate proxy cards for your record and holdings in the plans. Proxies executed by plan participants or properly voted by telephone or via the Internet will be voted in accordance with your instructions to First Chicago Trust Company of New York, the custodian for the plan.

VOTE REQUIRED AND METHOD OF COUNTING VOTES
     At the close of business on the record date, February 19, 1999, there were 126,308,756 shares of Honeywell common stock outstanding and entitled to vote at the annual meeting.

     The following is an explanation of the vote required and method of counting votes for each of the three items to be voted on at the annual meeting.

ITEM 1 - ELECTION OF DIRECTORS
     The 13 nominees receiving the highest number of votes will be elected. Shareowners who do not wish their shares to be voted for a particular nominee may so indicate as instructed on the proxy card or withhold authority as prompted during telephone voting or instructed via the Internet.

ITEM 2 - RATIFICATION OF AUDITORS
     The affirmative vote of a majority of shares present in person or by proxy is required for approval of Item 2. Shares represented by proxy, which are marked "abstain," will have the effect of a vote against Item 2. A "broker non-vote" (i.e., when a broker does not have authority to vote on a specific issue) will have no effect on the vote.

ITEM 3 - APPROVAL OF PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION The affirmative vote of a majority of the outstanding shares of Honeywell common stock is required for approval of Item 3. Therefore, any shares that are not voted, including shares represented by proxy which are marked "abstain" and any "broker non-votes," will have the effect of a vote against Item 3.

OTHER BUSINESS
     The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY
     Honeywell maintains a policy of keeping shareowner votes confidential.

HONEYWELL BOARD PRACTICES
--------------------------------------------------------------------------------

     In order to help our shareowners understand Honeywell's Board practices, we are including below a description of current practices. The Nominating and Governance Committee reviews these practices each year. As part of its review, the Committee also evaluates board practices at other well-managed companies and practices that are the focus of commentators on corporate governance. Following its review, the Committee recommends any changes it feels are appropriate to the Board. In January 1999, the Board approved the following practices and recommended that these practices be communicated to shareowners in this proxy statement.

     The Board is proud of its long-standing commitment to sound governance practices, and was honored to be named one of the five best Boards by Chief Executive magazine in 1997.

PERFORMANCE EVALUATION
     At the beginning of each year, the Chief Executive Officer presents his performance objectives to the non-employee directors for their approval. At the end of each year, the non-employee directors evaluate the CEO's performance against these performance objectives. Each non-employee director provides an anonymous, written evaluation of the CEO's performance to the Chairman of the Nominating and Governance Committee, who prepares an appraisal report that covers the views expressed by the non-employee directors. The non-employee directors then meet privately to discuss the CEO's performance and to agree on the content of the appraisal, which the Chairman of the Nominating and Governance Committee later reviews with the CEO. The Personnel Committee uses this performance evaluation in the course of its deliberations when considering the compensation of the CEO.

BOARD PERFORMANCE EVALUATION
     With the goal of increasing the effectiveness of the Board and its relationship to management, the Nominating and Governance Committee evaluates the Board's performance as a whole. The evaluation process, which occurs every two years, includes a survey of the individual views of all non-employee directors, which are then shared with the full Board and with management.

CEO SUCCESSION
     The Board views CEO selection as one of its most important responsibilities. The CEO reports regularly to the full Board on planning for CEO succession either in the event of a sudden emergency or, longer range, when it is time for the CEO's retirement. When a succession of the CEO occurs, the Nominating and Governance Committee manages the process of identifying and selecting the new CEO with the full participation of each of the non-employee directors and the current CEO.

BOARD SIZE AND COMPOSITION
     The Board believes that approximately 10 to 15 members is an appropriate size for the Honeywell Board. The Board also believes that the Honeywell Board should be made up of a substantial majority of independent, non-employee directors. The Nominating and Governance Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of diversity, age, and skills such as understanding of manufacturing, finance, marketing, technology, regulation and public policy, international background, etc. The principal qualification for a director is the ability to act on behalf of all of the shareowners. The Board currently has 12 members, two of whom are employees of the Company.

SELECTION OF DIRECTORS
     The Board is responsible for selecting its own members. The Board delegates the screening process to the Nominating and Governance Committee with direct input from the chairman and chief executive officer and from the other directors. This Committee annually reviews employment and other relationships of directors, and the Board believes there is no current relationship between any non-employee director and Honeywell that would be construed in any way as compromising the independence of any director.

DIRECTOR RETIREMENT
     Non-employee directors must retire at the annual meeting following the first to occur of (1) age 70, or (2) 15 years of service as a director. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Nominating and Governance Committee reviews the continued appropriateness of Board membership under these new circumstances. The Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in their status as an officer of Honeywell, although in special circumstances the Committee may request a former CEO to continue as a director for a maximum of one year.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP
     Each year Honeywell staff presents a report to the Nominating and Governance Committee that compares Honeywell Board compensation to director compensation at peer companies, which are benchmarks for the Company's financial performance. It is the Board's policy that a significant portion of director compensation be in the form of Honeywell stock or stock equivalent units. Under the Board's stock ownership guidelines for Directors, each Director is expected to own Honeywell stock having a value at least equal to six times the amount of the Board's annual retainer.

BOARD AGENDAS AND MEETINGS
     The chairman and chief executive officer establishes the agendas for Board meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board reviews and approves Honeywell's yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings as well as at periodic, multi-day off-site meetings devoted solely to strategic issues.

EXECUTIVE SESSIONS
     The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Personnel Committee concerning compensation for the employee directors. The non-employee directors may also meet in executive session at other times during the year to consider issues they deem important to consider without management present. The chairperson of the Nominating and Governance Committee has been designated as the individual whom other directors may ask to call a private meeting of non-employee directors when they believe there is a need to discuss a matter that could materially affect the performance of Honeywell. When non-employee directors meet without the chairman and chief executive officer present, the chairperson of the Board committee most relevant to the subject under discussion will act as the chairperson of the meeting. Board members also meet privately in executive sessions with the CEO to discuss matters of current interest and long-term significance.

COMMITTEES OF THE BOARD
     The Board currently has the following committees: Audit; Finance; Nominating and Governance; Personnel; and Executive. Only non-employee directors serve on the Audit, Finance, Nominating and Governance, and Personnel Committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, Committee members meet privately with representatives of Deloitte & Touche LLP, the Company's independent auditors, and with the Company vice president responsible for carrying out the internal audit function. The members of the Personnel Committee meet privately several times during the year to discuss the compensation of the employee directors and other issues that the Committee wishes to review.

DIRECTOR COMPENSATION
--------------------------------------------------------------------------------

     The Board of Directors believes that a significant amount of director compensation should be paid in stock. Compensation for non-employee directors is payable under the Non-Employee Directors Fee and Stock Unit Plan, which was approved by shareowners in 1996. Directors who are employees of Honeywell receive no compensation for service on the Board.

     The principal components of director compensation are as follows:

     1) an annual retainer fee of $40,000;

     2) a fee of $1,200 for each board or Committee meeting attended ($1,800 for a Committee chairperson); and

     3) an award of stock units having a value equal to one-half of the annual retainer and meeting fees paid to the director during the previous year.

     A director may choose to receive his or her annual retainer and meeting fees in the form of: cash; stock units; or a combination of cash and stock units. In order to encourage increased stock ownership, a director who chooses to receive payment of his or her retainer or meeting fees in stock units, will receive stock units having a value equal to 110% of these fees. While stock units do not confer on a director the right to vote, each stock unit is credited on each dividend payment date with stock units equal to the applicable dividend payable on Honeywell common stock. Stock units are payable in Honeywell stock at the time a director leaves the Board. The plan also provides a director with the option of deferring fees that would otherwise be payable in cash.

BOARD MEETINGS--COMMITTEES OF THE BOARD
--------------------------------------------------------------------------------

     The Board of Directors held eight regular meetings during 1998. The Executive Committee of the Board does not have scheduled meetings and did not meet during the year. The Board maintains four other committees: Audit, Finance, Nominating and Governance, and Personnel. Membership on these four committees is limited to non-employee directors. Committee membership as of the record date is listed below.

AUDIT COMMITTEE
     The members of the Audit Committee are:

     - R. Donald Fullerton (Chairperson)
     - Albert J. Baciocco, Jr.
     - Katherine M. Hudson
     - Jaime Chico Pardo
     - Bruce Karatz

The Audit Committee met three times in 1998. The primary functions of the Audit Committee are to:

- Establish and review the activities of the independent auditors and the internal auditors;
- Review and approve the format of the financial statements to be included in the annual report to the shareowners;
- Review recommendations of the independent auditors and responses of management;
- Review and discuss Honeywell financial reporting, loss exposures and asset control with the auditors and management;
- Monitor the Honeywell program for compliance with law and policies on business ethics; and

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

- Direct and supervise any special investigations the Committee deems necessary.

FINANCE COMMITTEE
     The members of the Finance Committee are:

     - Elizabeth E. Bailey (Chairperson)
     - R. Donald Fullerton
     - A. Barry Rand
     - Steven G. Rothmeier
     - Michael W. Wright

The Finance Committee met four times in 1998. The primary responsibilities of the Finance Committee are to review the financial structure, policies and future plans of the Company as developed and presented by management and to make recommendations concerning them to the Board. In carrying out these functions, the Committee periodically reviews:

- The financial constraints within which the Company will operate, such as debt-equity ratio, coverage of fixed charges, and other financial ratios;
- Proposed acquisitions, divestitures and other investments that exceed a certain financial threshold;
- Company debt and credit arrangements;
- Proposals for obtaining additional capital funds or other changes in the capitalization of the Company;
- Dividend and tax policy;
- Foreign exchange exposure and risks;
- The Company's various retirement and pension plans; and
- Investment banker relationships and investor relations.

NOMINATING AND GOVERNANCE COMMITTEE
     The members of the Nominating and Governance Committee are:

     - James J. Howard (Chairperson)
     - Elizabeth E. Bailey
     - Katherine M. Hudson
     - Jaime Chico Pardo
     - Steven G. Rothmeier

The Nominating and Governance Committee met three times in 1998. The primary functions of the Nominating and Governance Committee are to:

- Determine and recommend to the Board criteria regarding personal qualifications currently needed for Board membership;
- Determine and recommend to the Board appropriate compensation for directors;
- Evaluate the performance of the Board as a whole and provide feedback to the chief executive officer on how the directors and the Board are functioning;
- Establish the process for the Board to evaluate the chief executive officer and other inside directors;
- Evaluate and recommend to the Board successors to the chief executive officer and inside director positions when required;
- Annually evaluate Board practices at Honeywell and other well-managed companies and recommend appropriate changes to the Board; and
- Consider governance issues raised by shareowners or other stakeholders in the Company and recommend appropriate responses to the Board.

PERSONNEL COMMITTEE
     The members of the Personnel Committee are:

     - A. Barry Rand (Chairperson)
     - Albert J. Baciocco, Jr.
     - James J. Howard
     - Bruce Karatz
     - Michael W. Wright

The Personnel Committee met five times in 1998. The primary functions of the Personnel Committee are to:

- Review and report to the Board on the Company's programs for attracting, retaining and promoting executives, and for developing future senior management;

- Review and make recommendations to the Board regarding compensation for the chief executive officer and other inside directors;
- Review and approve performance targets, participation and level of awards for incentive award plans; and
- Review, approve and report to the Board concerning administration of compensation plans and compensation for executives at specified salary grade levels.

The average attendance at meetings of the Board and Board Committees during 1998 was 94%.

ITEM 1--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

NOMINEES
     Thirteen directors of the Company are to be elected to serve until the 2000 Annual Meeting of Shareowners or until their successors are elected and qualified. All of the nominees are currently directors of the Company except Gordon M. Bethune, who was nominated by the Board of Directors in February 1999.

     Your shares will be voted, unless authority to vote is withheld, 'FOR' the election of the 13 nominees named below. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors.

Albert J. Baciocco (Photo)
                        ALBERT J. BACIOCCO, JR.
                        Director since 1988. Vice Admiral, U.S. Navy (Retired), President, The Baciocco Group, Inc. since 1987.

                             After a distinguished 34-year career in the U.S.
Navy, primarily within the nuclear submarine force and directing the Department of the Navy research and technology development enterprise, Admiral Baciocco has been engaged in a variety of business and pro bono activities with industry, government and academe, principally related to technology planning, investment, management and implementation.

     Admiral Baciocco is a director of American Superconductor Corporation and Shell Exploration and Production Company. He is a member of the Naval Studies Board of the National Research Council; a Trustee of the South Carolina Research Authority; and serves on the boards of directors of the University of South Carolina Research Institute, the Foundation for Research Development at the Medical University of South Carolina, the Institute for Ocean and Systems Engineering at Florida Atlantic University, and the Waste Policy Institute at Virginia Polytechnic Institute and State University. He is a member of the Council at the Virginia Institute of Marine Science of the College of William and Mary, and currently serves as Chair of the Maritime Technical Advisory Committee to the Thomas Jefferson National Accelerator Laboratory. In addition, he is a member of the National Advisory Council of the Navy League of the United States. Board Committees: Audit and Personnel. Age 68.

Elizabeth E. Bailey (Photo)
                        ELIZABETH E. BAILEY.
                        Director since 1985. John C. Hower Professor of Public Policy and Management, The Wharton School, University of Pennsylvania, since 1991.

     Dr. Bailey joined Bell Laboratories in 1960, where she held various supervisory positions until 1977. From 1973 until 1977, she was also adjunct professor of economics at New York University. In 1977, she was appointed a commissioner of the Civil Aeronautics Board and was vice chairman of the Civil Aeronautics Board from 1981 to 1983. From 1983 to 1990, she served as dean of the Graduate School of Industrial Administration of Carnegie Mellon University. From 1990 to 1991, she was a visiting scholar at Yale University, on leave from Carnegie Mellon.

     Dr. Bailey is also a director of Philip Morris Companies Inc., CSX Corporation and the College Retirement Equities Fund. She serves on the board of the Brookings Institution, Bancroft Neurohealth, and the National Bureau of Economics Research. Board Committees: Finance (Chairperson) and Nominating and Governance. Age 60.

Gordon M. Bethune (Photo)
                        GORDON M. BETHUNE.
                        Nominee for Director. Chairman of the Board and Chief Executive Officer, Continental Airlines, Inc., an international commercial airline company based in
Houston, Texas, since September 1996. President and Chief Executive Officer since November 1994. Mr. Bethune joined Continental Airlines in February 1994 as President and Chief Operating Officer.

     From 1988 to 1994, Mr. Bethune served as vice president and general manager of various divisions of The Boeing Company, a manufacturer of commercial jetliners and military aircraft, and he served most recently as vice president and general manager of the Renton Division of the Commercial Airplane Group at Boeing. Prior to 1988, Mr. Bethune was senior vice president of operations for Piedmont Airlines, and he held senior management positions as vice president of engineering and maintenance at Western Air Lines, Inc. and at Braniff Airlines.

     Mr. Bethune is also a director of Sysco Corporation. Age 57.

Michael R. Bonsignore (Photo)
                        MICHAEL R. BONSIGNORE.
                        Director since 1990. Chairman of the Board and Chief Executive Officer of Honeywell since April 1993.

                             Mr. Bonsignore began his business career at
Honeywell in 1969. He held various marketing and operations management positions and became Vice President of Marine Systems in 1981. In 1983, Mr. Bonsignore was appointed President of Honeywell Europe, based in Brussels, Belgium. In 1987, Mr. Bonsignore returned to Minneapolis as Executive Vice President, International, and was elected President of this business in May 1987. In 1990, Mr. Bonsignore was elected Executive Vice President and Chief Operating Officer for the International and Home & Building Control businesses, and was also elected to the Company's Board of Directors.

     Mr. Bonsignore is also a director of Cargill, Inc., The St. Paul Companies, Inc., and Medtronic, Inc. He serves as a member on various advisory boards and committees including: the U.S. - China Business Council, Investment and Services Policy Advisory Committee, U.S. - Russia Trade and Economic Council, the Alliance to Save Energy Board, New Perspective Fund, Inc., and the Euro Pacific Growth Fund. He is a member of the Executive Committee of the Honeywell Board. Age 57.

Jaime Chico Pardo (Photo)
                        JAIME CHICO PARDO.
                        Director since September 1998. Chief Executive Officer, Telefonos de Mexico, S.A. de C.V. (TELMEX), a telecommunications company based in Mexico City, since
January 1995.

     From 1993 to 1995, Mr. Chico Pardo was president and chief executive officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries. Prior to 1993, Mr. Chico Pardo was president and chief executive officer of Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires.

     Mr. Chico Pardo is also a director of Carso Global Telecom, Grupo Carso and Grupo Financiero Inbursa. He is also a member of the advisory council of the Harvard Business School Initiative on Global Corporate Governance and a member on the board of the Children's Interactive Museum in Mexico City. Board
Committees: Nominating and Governance and Audit. Age 49.

Giannantonio Ferrari (Photo)
                        GIANNANTONIO FERRARI.
                        Director since April 1997. President and Chief Operating Officer of Honeywell since April 1997.

                             Mr. Ferrari joined Honeywell Italia in 1965. He
held various managerial positions in Italy, and in 1976 was appointed Director of Finance and Human Resources for the Middle East region. In 1981, he was appointed Controller and Director of Distribution for Honeywell Europe and, in 1984, he was elected Vice President of Finance and Distribution for Honeywell Europe. In 1988, Mr. Ferrari returned to Italy and served as Vice President, Western and Southern Europe, Middle East and Africa. In January 1992, he was elected President of Honeywell Europe, Middle East and Africa.

     Mr. Ferrari is also a director of Northern States Power Company, the National Association of Manufacturers, and a member of the Board of Governors of the National Electrical Manufacturers Association. He is a member of the Executive Committee of the Honeywell Board. Age 59.

R. Donald Fullerton (Photo)
                        R. DONALD FULLERTON.
                        Director since 1992. Chairman--Executive Committee CIBC, a Canadian financial services institution, since 1992.

     Mr. Fullerton joined the Canadian Bank of Commerce (now CIBC) in 1953. From 1968 to 1974, he held various senior managerial positions with CIBC. He was elected to CIBC's Board of Directors in 1974 and elected president and chief operating officer in 1976. In 1984, he was elected chief executive officer, and in 1985, he was named chairman. In June 1992, Mr. Fullerton retired as the company's chairman and chief executive officer.

     Mr. Fullerton is also a director of CIBC, Orange plc, Westcoast Energy Inc., George Weston Ltd., Hollinger Inc., Asia Satellite Telecommunications Company Limited, and a member of the advisory board, IBM Canada Ltd., and other cultural and medical entities. Board Committees: Audit (Chairperson) and Finance. Age 67.

James J. Howard (Photo)
                        JAMES J. HOWARD.
                        Director since 1990. Chairman of the Board, President and Chief Executive Officer of Northern States Power Company, a Minnesota-based energy company. Chairman and
Chief Executive Officer since 1988, and President since 1994. Prior to 1987, Mr. Howard was president and chief operating officer of Ameritech Corporation.

     Mr. Howard is also a director of Walgreen Company, Ecolab Inc., ReliaStar Financial and the Federal Reserve Bank of Minneapolis. He also serves on the Board of Trustees for the University of St. Thomas in St. Paul, Minnesota, and the Board of Visitors for the University of Pittsburgh, Joseph M. Katz School of Business; and he is a member of the International Energy Coal Industry Advisory Board in Paris, France. Mr. Howard is also past chairman and board member of the Edison Electric Institute and the Nuclear Energy Institute, both located in Washington, DC.

     Mr. Howard serves the community as a board member of the Minnesota Business Partnership; the Capitol City Partnership; the Jerimiah Program; the Metropolitan Economic Development Association; the Minneapolis Center for Corporate Responsibility; and the Danny Thompson Memorial Leukemia Foundation. He is also a member of the KARE Eleven Who Care Board of Governors and a Senior Member of the Conference Board, Inc., in New York City; and is past chairman of the United Way of Minneapolis. Board Committees: Nominating and Governance (Chairperson), Executive and Personnel. Age 63.

Katherine M. Hudson (Photo)
                        KATHERINE M. HUDSON.
                        Director since April 1998. President and Chief Executive Officer, Brady Corporation, an international manufacturer of industrial identification, safety, graphics and precision tape products based in Milwaukee, Wisconsin.

     Prior to joining Brady in 1994, Ms. Hudson served from 1970 until 1994 in various managerial and financial positions with Eastman Kodak Company, and was most recently the corporate vice president and general manager for the Professional Printing and Publishing Imaging Division.

     Ms. Hudson is also a director of Brady Corporation and Case Corporation. She serves on the Alverno College Board of Trustees and the Medical College of Wisconsin Board of Trustees, the Advisory Council for the Indiana University School of Business, the Advisory Board of the University of Wisconsin School of Business, and the Governor's Commission on the Glass Ceiling. Board Committees:
Nominating and Governance and Audit. Age 52.

Bruce Karatz (Photo)
                        BRUCE KARATZ.
                        Director since 1992. Chairman of the Board, President and Chief Executive Officer, Kaufman and Broad Home Corporation, an international residential and commercial builder based in California, since 1993. President and Chief Executive Officer of the company since 1986.

     Mr. Karatz is also a director of Fred Meyer, Inc. and National Golf Properties, Inc. Among his civic and cultural activities, Mr. Karatz is a trustee of the RAND

Corporation, co-chairman of the Mayor's
Alliance for a Safer L.A., member of the Board of the National Park Foundation, University of Southern California Law Center Board of Councilors, member of the Board of Governors for the Music Center of Los Angeles County, and a member of the Council on Foreign Relations. In 1992, he was inducted into the California Building Industry Hall of Fame. Board Committees: Audit and Personnel. Age 53.

A. Barry Rand (Photo)
                        A. BARRY RAND.
                        Director since 1990. Former Executive Vice President, Worldwide Operations, Xerox Corporation. Mr. Rand joined Xerox Corporation, a document processing office equipment company, in 1968. In May 1985, he was elected a corporate officer, and in 1987 he was elected president of Xerox's United States Marketing Group. In 1992, he was elected to executive vice president, worldwide operations and held that office until December 31, 1998.

     Mr. Rand is also a director of Abbott Laboratories and Ameritech Corporation. He serves on the board of overseers of the Rochester Philharmonic Orchestra and is a member of the Stanford University Graduate School of Business advisory council. In 1993, Mr. Rand was inducted into the National Sales Hall of Fame. Board Committees: Personnel (Chairperson) and Finance. Age 54.

Steven G. Rothmeier (Photo)
                        STEVEN G. ROTHMEIER.
                        Director since 1985. Chairman of the Board and Chief Executive Officer, Great Northern Capital, a private asset management firm that he formed in March 1993.

     Prior to March 1993, Mr. Rothmeier served as president at IAI Capital Group, a venture capital and merchant banking firm. From 1973 to November 1989, he held various senior positions at Northwest Airlines, Inc., and from 1986 to 1989, he served as chairman of the board and chief executive officer of NWA Inc. and Northwest Airlines, Inc.

     Mr. Rothmeier is also a director of Waste Management, Inc., Precision Castparts Corp., Department 56, Inc., E.W. Blanch Holdings, Inc., and the Argonne National Laboratory/University of Chicago Development Corporation
(ARCH). He also serves as chairman of the St. Agnes Foundation in St. Paul, Minnesota, and of Catholic Views Broadcast, Inc. in Minnesota.

     Mr. Rothmeier is a member of the Council on the Graduate School of Business, University of Chicago, a trustee of the University of Chicago, a director of the American Council on Germany, a director of the Center of the American Experiment, a director of the German Marshall Fund and an advisor to the Metropolitan Economic Development Association. Board Committees: Executive, Finance, and Nominating and Governance. Age 52.

Michael W. Wright (Photo)
                        MICHAEL W. WRIGHT.
                        Director since 1987. Chairman of the Board, President and Chief Executive Officer, SUPERVALU INC., a major food distributor and retailer, since 1982. He was elected president and chief operating officer in 1978, chief executive officer in 1981, and chairman of the board in 1982. He joined the company as senior vice president of administration and as a member of the board of directors in 1977. Prior to 1977, he was a partner in the law firm of Dorsey & Whitney.

     Mr. Wright is also a director of Cargill, Inc., Musicland Stores Corporation, and Wells Fargo and Company. He is chairman of the board of the Food Marketing Institute, and a director of Food Distributors International, Independent Grocers Alliance and CIES, The Food Business Forum.

     Mr. Wright serves the community as trustee emeritus of the University of Minnesota Foundation, trustee of St. Thomas Academy and is a member of the board of overseers for the Carlson School of Management, University of Minnesota. Board Committees: Executive, Personnel and Finance. Age 60.

ITEM 2--RATIFICATION OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

     The shares represented by your proxy will be voted (unless you indicate to the contrary) to ratify the selection of Deloitte & Touche LLP, independent public accountants, to examine the financial statements to be included in the 1999 Annual Report to Shareowners.

     A partner of Deloitte & Touche LLP will be present at the meeting, will be given the opportunity to make a statement, and will also respond to appropriate questions.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

ITEM 3--APPROVAL OF PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
--------------------------------------------------------------------------------

     Article Fourth of Honeywell's Restated Certificate of Incorporation currently fixes our authorized capital stock at 250,000,000 shares of common stock and 25,000,000 shares of preference stock. The Board is recommending an amendment to increase the number of authorized shares of common stock to 375,000,000. No change is being proposed to the number of authorized shares of preference stock. Shareowners last approved an amendment in 1991 to increase the authorized amount of common stock to 250 million from 130 million.

     The rights of additional authorized shares would be identical to shares now authorized. Although the authorization would not, in itself, have any effect on your rights as a shareowner, issuance of additional shares of common stock for other than a stock split or dividend could have a dilutive effect on earnings per share. If approved, the amendment would allow the Board to authorize the issuance of additional shares up to the new maximum without further shareowner approval, unless that approval is required under applicable law or stock exchange regulations. This proposal is not in response to any known effort to accumulate Honeywell common stock or to obtain control of Honeywell.

     As of December 31, 1998, we had 250,000,000 shares of authorized common stock, of which 187,536,597 shares were issued and outstanding, including 61,206,715 shares held in the Company's treasury. In addition, there were 12,405,731 shares reserved for issuance under various Company stock plans. While we do not have any current plans to issue additional shares of common stock, other than under previously authorized benefit and compensation plans, the amendment would enhance the Board's flexibility in possible future actions, such as stock splits, stock dividends, acquisitions, and other corporate activities involving the common stock.

     The proposed amendment requires the affirmative vote of a majority of the outstanding shares. Therefore, failure to vote will have the same effect as a vote against the amendment.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                          STOCK OWNERSHIP INFORMATION
--------------------------------------------------------------------------------
COMPLIANCE WITH SECTION 16(A) REPORTING
--------------------------------------------------------------------------------

     The rules of the Securities and Exchange Commission require that Honeywell disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. To the best of the Company's knowledge, all of the filings for the Company's executive officers and directors were made on a timely basis in 1998.

STOCK OWNERSHIP GUIDELINES
--------------------------------------------------------------------------------

EXECUTIVES

- The Board of Directors adopted stock ownership guidelines for Honeywell executives in 1990. The guidelines were raised in 1996. The current guidelines are as follows: The chief executive officer and chief operating officer are expected to own Honeywell stock having a value of at least five times the mid-point of the executive's salary grade range. The ownership level for presidents of Honeywell business units and the chief financial officer is four times the midpoint of the executive's salary grade range. The guideline for other executive officers is three times the midpoint of salary grade range.

BOARD OF DIRECTORS

-The Board of Directors adopted a guideline that each director have an ownership interest in Honeywell stock equal to at least six times the annual retainer fee. As the annual retainer is currently $40,000, the guidelines would encourage each director to have an equity interest in Honeywell of at least $240,000. Rather than setting a time frame for reaching the recommended ownership guideline, the Board decided that Directors should use their judgment in setting their own timetable for reaching the guideline.

FIVE PERCENT OWNER OF HONEYWELL STOCK
--------------------------------------------------------------------------------

     Barrow, Hanley, Mewhinney & Strauss, Inc., One McKinney Plaza, 3232 McKinney Avenue, 15th Floor, Dallas, Texas 75204-2429, notified Honeywell that it beneficially owned 11,800,190 shares of Honeywell common stock on December 31, 1998. This represented 9.4% of Honeywell's outstanding shares on that date. Barrow Hanley also advised Honeywell that it is a registered investment adviser and that these shares are held on behalf of various clients.

STOCK OWNERSHIP OF DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

     In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. On February 26, 1999, the nominees for directors and the executive officers of Honeywell beneficially owned, in the aggregate, 1,690,800 shares of Honeywell common stock (approximately 1.3% of the shares outstanding). Honeywell directors and executive officers also have interests in stock-based units under Company plans. While these units may not be voted or transferred, we have listed them in the table below as they represent the total economic interest of the directors and executive officers in Honeywell stock.

                                     Shares             Options
          Name of                 Beneficially        Exercisable          Stock
     Beneficial Owner                Owned           Within 60 Days        Units          Total
------------------------------------------------------------------------------------------------------
A.J. Baciocco, Jr. ........           2,292                  -0-           13,628          15,920
E.E. Bailey................           2,082                  -0-           17,011          19,093
G.M. Bethune...............             -0-                  -0-              -0-             -0-
M.R. Bonsignore............         117,179              495,142           36,000         648,321
J.Chico Pardo..............             -0-                  -0-              447             447
G.Ferrari..................          48,472              103,999           18,000         170,471
R.D. Fullerton.............           7,960                  -0-            2,896          10,856
J.K. Gilligan..............          31,253               45,734            1,807          78,794
W.M. Hjerpe................          44,330               99,951           10,000         154,281
J.J. Howard................           2,540                  -0-           12,698          15,238
K.M. Hudson................             500                  -0-              510           1,010
B.Karatz...................           3,409                  -0-            7,609          11,018
A.B. Rand..................           1,015                  -0-            5,688           6,703
S.G. Rothmeier.............           1,128                  -0-            8,729           9,857
D.K. Schwanz...............          31,921               75,538            9,838         117,297
M.W. Wright................           1,200                  -0-           16,555          17,755
Directors and Executive
  Officers as a group......         438,504            1,252,296          197,877       1,888,677
------------------------------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     For 1998, the following table shows compensation for services to Honeywell of the following persons: 1) the chief executive officer; and 2) the four most highly compensated executive officers (other than the CEO) who were employed by Honeywell during 1998.

--------------------------------------------------------------------------------
SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                         Long-Term Compensation
                                                                                  ------------------------------------
                                                Annual Compensation                       Awards             Payouts
                                       -------------------------------------      ----------------------    ----------
                                                                     Other
                                                                    Annual        Restricted                              All Other
         Name and                                                   Compen-        Stock(1)     Options        LTIP        Compen-
    Principal Position         Year    Salary($)    Bonus($)       sation($)      Awards($)     (Shares)    Payouts($)    sation(2)
-----------------------------------------------------------------------------------------------------------------------------------
M.R. Bonsignore                1998     959,712     1,068,654        17,449       1,571,250     237,367           -0-      46,891
Chairman of the Board          1997     882,308     1,115,410        21,906             -0-      85,000     1,764,692      43,655
and Chief                      1996     747,310       820,000         3,815             -0-         -0-           -0-      44,276
Executive Officer
-----------------------------------------------------------------------------------------------------------------------------------
G. Ferrari                     1998     587,556       558,788        78,045(6)          -0-      42,500           -0-         -0-
President and Chief            1997     536,854       542,278       127,572(6)      350,000      49,379       712,342         -0-
Operating Officer (3)
-----------------------------------------------------------------------------------------------------------------------------------
J.K. Gilligan                  1998     316,810       330,317(5)     16,227         347,969      15,120           -0-      18,685
President, Solutions and       1997     271,661       103,522         3,783             -0-      24,761        55,986      14,264
Services, Home and Building
Control (4)
-----------------------------------------------------------------------------------------------------------------------------------
W.M. Hjerpe                    1998     396,267       339,715       104,631(6)      208,781      19,264           -0-      22,960
President, Honeywell           1997     361,531       320,000       171,282(6)          -0-      21,500       545,912      20,484
Europe                         1996     296,107       237,522         5,867             -0-      10,213           -0-      19,975
-----------------------------------------------------------------------------------------------------------------------------------
D.K. Schwanz                   1998     369,767       417,237(5)     13,915         208,781      20,000           -0-      27,462
President, Space and           1997     302,515       298,025           -0-         506,016      41,500       405,011      22,911
Aviation Control               1996     168,688       124,902           -0-             -0-         -0-           -0-      17,389
-----------------------------------------------------------------------------------------------------------------------------------

(1) As of December 31, 1998, the number and value of total shares of restricted stock held by the above officers is: M.R. Bonsignore (20,000 shares; $1,506,250); G. Ferrari (20,000 shares; $1,506,250); J.K. Gilligan (20,693 shares; $1,558,442); W.M. Hjerpe (16,000 shares; $1,205,000); and D.K.
    Schwanz (15,662 shares; $1,179,544). Dividends are paid on all restricted common stock at the same rate as paid on Honeywell's common stock.

(2) Compensation reported represents (a) the value of Company contributions of Honeywell stock to the Company 401(k) Plan, and (b) the value of premiums paid by the Company on split-dollar life insurance. For 1998, the dollar value of each benefit is: M.R. Bonsignore; (a) $6,300, (b) $40,591; J.K. Gilligan (a) $6,300, (b) $12,385; W.M. Hjerpe; (a) $6,300, (b) $16,660; and
    D.K. Schwanz; (a) $6,300, (b) $21,162.

(3) G. Ferrari became an executive officer on April 15, 1997.

(4) J. Gilligan became an executive officer on September 16, 1997.

(5) Under the terms of the Corporate Executive Compensation Plan, a portion of this amount will be payable in restricted stock following a three-year vesting period, as follows: J. Gilligan - $12,892; payable in 180 shares; and D. Schwanz - $32,876; payable in 459 shares.

(6) Amounts principally represent relocation allowances in connection with foreign assignments.

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                                    Potential Realizable Value at Assumed Annual
                                                                                    Rates of Stock Price Appreciation for Option
                                              Individual Grants(1)                                    Term (2)
                               --------------------------------------------------   ---------------------------------------------
                               Number of    % of Total
                               Securities    Options
                               Underlying   Granted to
                                Options     Employees    Exercise or
                                Granted     in Fiscal    Base Price    Expiration
            Name                  (#)          Year        ($/Sh)         Date       0% ($)        5% ($)            10% ($)
            ----               ----------   ----------   -----------   ----------   --------   ---------------   ----------------
M.R. Bonsignore..............    150,000       8.42         78.56       6/16/08          0          7,411,130         18,781,259
                                  85,000       4.77         75.87       2/17/08          0          4,055,977         10,278,643
                                   1,184        .07         84.41       7/17/05          0             40,684             94,812
                                   1,183        .07         84.41       2/17/07          0             55,051            135,595
G. Ferrari...................     42,500       2.38         75.87       2/17/08          0          2,027,989          5,139,321
J.K. Gilligan................     14,000        .79         75.87       2/17/08          0            668,043          1,692,953
                                   1,120        .06         89.19       7/17/05          0             40,665             94,767
W.M. Hjerpe..................     18,000       1.01         75.87       2/17/08          0            858,913          2,176,654
                                   1,264        .07         79.03       7/18/05          0             40,668             94,773
D.K. Schwanz.................     20,000       1.12         75.87       2/17/08          0            954,348          2,418,504
All Shareowners(3)...........        N/A        N/A           N/A           N/A          0      6,027,733,715     15,275,460,711
All Optionees................  1,781,703      100.0         77.08           N/A          0         82,166,979        207,418,741
All Optionees Gain as % of
  All Shareowners' Gain......        N/A        N/A           N/A           N/A        N/A               1.4%               1.4%
---------------------------------------------------------------------------------------------------------------------------------

(1) In general, stock options become exercisable one year after the grant date, and the option exercise price may be paid in cash, shares or a combination. Effective January 1999, options granted to executive officers will become exercisable under a three-year vesting schedule. Stock options are subject to a reload feature: when an option is exercised with the payment of the exercise price by delivery of previously-owned shares of the Company's common stock, a reload option is granted for the number of shares used to pay the exercise price, with a new exercise price equal to the market value of the Company's common stock on the date of exercise and a term expiring on the expiration date of the original option. The options shown above for M. Bonsignore, J. Gilligan, and W. Hjerpe include grants of reload stock options.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the Company's stock price.

(3) For "All Shareowners," the gain is calculated from $75.87, the fair market value of the Company's common stock on February 17, 1998, when stock options were granted to executive officers, and is measured over the 10-year period ending February 16, 2008, when those stock options expire.

AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FY-END OPTION VALUES
--------------------------------------------------------------------------------

                                                           Number of Securities
                                                                Underlying               Value of Unexercised
                                                            Unexercised Options          In-the-Money Options
                                                                    at                            at
                                                                FY-End (#)                    FY-End ($)
                       Shares Acquired      Value       ---------------------------   ---------------------------
        Name           on Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
        ----           ---------------   ------------   -----------   -------------   -----------   -------------
M.R. Bonsignore......      61,423         3,630,216       410,142        237,367      13,156,411           -0-
G. Ferrari...........         -0-               -0-        61,499         42,500         266,450           -0-
J.K. Gilligan........       5,831           295,161        31,734         50,120         785,058       591,096
W.M. Hjerpe..........      10,934           464,610        81,951         44,264       1,787,087       728,908
D.K. Schwanz.........       6,172           335,562        55,538         20,000          77,940           -0-

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

     The table identifies performance units awarded under the Performance Share Program, which is described in the Report on Executive Compensation on page 22.

                                                                                  Estimated future payouts under
                                               Number of       Performance or       non-stock price-based plans
                                             shares, units      other period      -------------------------------
                                               or other       until maturation     Threshold      Target/Maximum
                  Name                        rights (#)         or payout          (#)(1)             (#)
-----------------------------------------------------------------------------------------------------------------
M.R. Bonsignore..........................       36,000            3 years            21,006           36,000
G. Ferrari...............................       18,000            3 years            10,503           18,000
J.K. Gilligan............................        1,807            3 years             1,054            1,807
W.M. Hjerpe..............................       10,000            3 years             5,835           10,000
D.K. Schwanz.............................        9,838            3 years             5,740            9,838
-----------------------------------------------------------------------------------------------------------------

(1) The amounts represent the minimum payout if a certain level of performance is achieved.

REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

COMPENSATION PHILOSOPHY
     The Personnel Committee of the Board of Directors adopted a management compensation program based on the following compensation principles:

-Honeywell provides the level of total compensation necessary to attract and retain the best executives in its industries.
-Compensation is linked to performance and to the interests of shareowners. -Incentive compensation programs recognize both individual and team performance. -Compensation balances rewards for short-term vs. long-term results. -Compensation programs include features that encourage executives to take a long-term career commitment to Honeywell and its shareowners.
- Plans include measurements based on continuous growth and performance relative to peer companies.

COMPENSATION METHODOLOGY
     Each year the Personnel Committee reviews market data and assesses Honeywell's competitive position in each component of executive compensation, including base salary, annual incentive and long-term incentive compensation.

     The primary market comparison for cash compensation (base salary and annual incentive) is comprised of two broad-based surveys, each consisting of several hundred participating companies. The Committee believes that a broad mix of companies is representative of the market in which Honeywell competes to recruit executives. Target cash compensation is based on the median of actual compensation, adjusted to reflect differences in revenue among these companies. Several additional surveys are used to verify the results of the primary survey and to allow for a broader analysis of trends in executive compensation.

     The primary market comparison for long-term compensation is a bi-annual survey of 40 high-tech manufacturing companies. This survey was selected because of the technical competence of the survey firm and because the companies operate in businesses similar to Honeywell's and compete for executives with experience and skills similar to those Honeywell requires. Several additional broad-based surveys are also consulted, for purposes of verifying the findings of the primary survey and determining stock option grant practices and trends. The target for long-term compensation is the 65th percentile.

     The descriptions below of the components of compensation contain additional detail regarding compensation methodology. Compensation decisions regarding individual executives may also be based on factors such as individual performance, level of responsibility or unique skills of the executive.

COMPONENTS OF COMPENSATION

- BASE SALARY
     The Corporate Executive Compensation Plan provides for annual cash compensation consisting of base salary and annual incentive. The relationship between base salary and annual incentive is based on salary grade. Executives at higher grade levels have a larger percentage of their total cash compensation contingent on the accomplishment of business objectives.

     Annual base salary is designed to compensate executives for their sustained performance. Salary is based on: (1) executive grade level; (2) individual performance; and (3) spending guidelines approved by the Committee. The Committee approves all salary increases for executive officers. In general, salaries for executive officers for 1998 were projected to be at the median of the compensation peer group.

- ANNUAL INCENTIVE
     The Corporate Executive Compensation Plan establishes a fixed percentage of annual salary as an executive's target "on-plan" annual incentive opportunity. The Committee establishes the percentage based on comparative survey data. For executive officers, the percentage for 1998 performance ranged from 40% of salary to 70% of salary, in the case of the CEO. Annual incentive for 1998 was targeted at the median of the compensation peer group. Under the Plan, payouts may range from 0% to 300% of the target incentive. Any amounts over 200% are paid in restricted stock rather than cash.

     Annual incentive payments are based on a formula that includes both internal and external measures. The Committee believes it is valuable to use external benchmarks in conjunction with internal measures to provide a balanced measure of performance.

     Internal Measure. The initial calculation is based 60% on meeting the Company's net income objectives and 40% on meeting controlled working capital objectives. Because of the degree of difficulty of the plan objectives, meeting the objectives results in a payout of 120% of the target incentive.

     External Measure. Results are modified higher or lower based on Company performance against a group of 18 peer companies in the following three categories: total shareholder return; return on equity; and earnings per share growth.

     Approximately 78% of U.S. Honeywell employees are eligible to receive incentive or variable compensation. In general, the Company uses a formula similar to the one described above to determine incentive compensation for eligible employees below the executive level.

     At the corporate level, the Company's net income performance slightly exceeded the 1998 plan objective, while working capital performance was slightly less than the plan objective, resulting in a payout of 117% of the target. As a result of the Company's first quartile performance against its peer companies in the categories described above, payouts were increased to 158.5% of the target incentive. However, since targets vary by business units, payouts under the Plan ranged from 0% to approximately 255% of the individual's target incentive. The Bonus column of the Summary Compensation Table on page 18 contains the annual incentive payment for 1998 performance for each of the most highly compensated executive officers.

- LONG-TERM INCENTIVE COMPENSATION
     The principal components of long-term compensation are stock options, which are granted annually and performance shares, which are granted every three years at the beginning of the performance period.

     In addition, the Committee periodically grants shares of restricted stock with fixed restriction periods to ensure the retention of key executives or as part of the compensation to a new executive hired from outside the Company.

     Stock Options. Based on market surveys of long-term incentive compensation, the Committee approves a target number of option shares for each executive grade level. Management makes recommendations to the Committee, as to the number of options, if any, to be granted to each executive based on the following criteria:

- the executive's ability to impact financial performance in terms of profitability and revenue;
- the executive's past performance;
- expectations of the executive's future potential.

     The Committee reviews and approves stock option grants to executive officers. Options granted have an exercise price equal to the fair market value of Honeywell common stock on the date of grant. Options granted prior to 1999 were typically exercisable one year from the date of grant, while options granted beginning in 1999 will vest over a three-year period.

     Performance Share Program. The Performance Share Program provides grants of performance share units which executives may earn if certain objectives are met over a specified performance period. The target number of performance share units varies by grade level. The Committee selects the eligible participants for the program, approves the performance objectives, and approves final awards paid to executives at the end of the performance period.

     No payments will be made under the Program until the end of the 1998-2000 performance measurement period. Final awards for the 1998-2000 performance period will be based on meeting objectives for cumulative revenue growth and cumulative economic value added over the performance period.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     Michael R. Bonsignore became Chairman of the Board and Chief Executive Officer at the 1993 Annual Meeting of Shareowners. The non-employee directors meet annually, in private, to review Mr. Bonsignore's performance. The Personnel Committee uses this performance evaluation in determining Mr. Bonsignore's compensation.

     Mr. Bonsignore's total annual compensation for 1998, including salary and annual incentive target, was approximately at the median for his position, in both of the primary and secondary surveys used to determine cash compensation.

     In February 1998, the Committee approved a 7.5% salary increase for Mr. Bonsignore.

     In 1995, shareowners approved the Honeywell Senior Management Performance Incentive Plan, which was designed to preserve the Company's tax deduction for incentive compensation paid to certain executives. Incentive compensation in any given year under that plan for Mr. Bonsignore may be either (1) 35% of an incentive compensation pool consisting of 1% of income from continuing operations before income taxes, or (2) a lesser amount based on criteria used to determine payouts under the Corporate Executive Compensation Plan and the Performance Share Program.

     For 1998, the Committee decided that Mr. Bonsignore's annual incentive payment be based on the objectives established under the Corporate Executive Compensation Plan described on page 21. Based on the Company's performance for 1998, Mr. Bonsignore received a payment of $1,068,654, representing 158.5% of his target incentive.

     Mr. Bonsignore received a grant of 85,000 stock options under the Company's regular stock option program in February 1998.

     When Mr. Bonsignore became Chairman and CEO in 1993, the Committee granted him 55,000 stock options and 30,000 shares of restricted stock as an incentive to retain him as CEO. These grants vested in April of 1998. In June 1998, in order to provide a continued incentive to retain Mr. Bonsignore as CEO, the Committee granted him 150,000 stock options and 20,000 shares of restricted stock, 50% which vest in April 2001 and 50% which vest in April 2003.

IMPACT OF APPLICABLE TAX CODE PROVISION
     The Committee has reviewed the potential consequences for the Company of
Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of $1 million paid to any of the five most highly compensated executive officers. Honeywell has designed most of its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. This provision did not have a material impact on the Company in 1998.

EMPLOYMENT AGREEMENTS
     When Mr. Ferrari became President of Honeywell Europe in 1992, he entered into an employment agreement with Honeywell Europe which provided for certain salary and benefits in accordance with Belgian law. When Mr. Ferrari was promoted to President and Chief Operating Officer of Honeywell in 1997, his compensation was increased to reflect his promotion and his benefits were adjusted to accommodate his relocation to the United States. Mr. Ferrari's current position is considered to be an international assignment under his Belgian employment contract; therefore, the contract remains in effect until his retirement from the Company. Please see the Summary Compensation Table on page 18 for details regarding Mr. Ferrari's compensation for 1998.

SUBMITTED BY THE PERSONNEL COMMITTEE OF THE BOARD OF DIRECTORS:
     A. B. Rand (Chairperson)
     A. J. Baciocco, Jr.
     J. J. Howard
     B. Karatz
     M. W. Wright

INSIDER PARTICIPATION AND DIRECTOR INTERLOCKS
     James J. Howard, Chairman and Chief Executive Officer of Northern States Power Company, is a member of the Honeywell Board of Directors. Giannantonio Ferrari, President and Chief Operating Officer of Honeywell, became a member of the Board of Directors of Northern States Power Company in 1997. Mr. Howard has been a member of the Honeywell Personnel Committee since he joined the Honeywell Board in 1990. However, since the time that Mr. Ferrari joined the Northern States Power Board, Mr. Howard has abstained from voting on all matters considered by the Personnel Committee or the full Board dealing with Mr. Ferrari's compensation. Mr. Ferrari is not a member of the compensation committee of Northern States Power Company.

PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     This graph compares the cumulative total shareowner return on Honeywell's common stock for the last five fiscal years with the cumulative total return of:

     - The S&P 500 Index, and
     - A Custom Peer Group of 18 companies which Honeywell uses to determine various aspects of incentive compensation.

     The graph assumes the investment of $100 in Honeywell's common stock, the S&P 500 Index, and the Custom Peer Group identified below at the market close on December 31, 1993, and the reinvestment of all dividends.

                                                        HONEYWELL                    S&P 500                CUSTOM PEER GROUP
                                                        ---------                    -------                -----------------
'Dec-93'                                                   100                         100                         100
'Dec-94'                                                    95                         101                          99
'Dec-95'                                                   150                         139                         140
'Dec-96'                                                   207                         171                         187
'Dec-97'                                                   219                         229                         256
'Dec-98'                                                   244                         294                         340

---------------------------------------------------------------------------------------------------------------------
                             DEC-93         DEC-94         DEC-95         DEC-96         DEC-97         DEC-98
---------------------------------------------------------------------------------------------------------------------
    Honeywell                 100             95            150            207            219            244
---------------------------------------------------------------------------------------------------------------------
    S&P 500                   100            101            139            171            229            294
---------------------------------------------------------------------------------------------------------------------
    Custom Peer Group         100             99            140            187            256            340
---------------------------------------------------------------------------------------------------------------------

 *Custom Peer Group consists of AlliedSignal Inc., AMP Inc., Cooper Industries,
  Dover Corp., Eaton Corp., Emerson Electric Co., General Electric Company, Johnson Controls Inc., Litton Industries Inc., Parker-Hannifin Corp., Raytheon Co., Rockwell International, Siebe Plc ADR, Textron, Inc., TRW Inc., Tyco International, United Technologies, and York International.

**Due to changes in control of General Signal Corp. and Westinghouse Electric, the 1998 Custom Peer Group has been revised to replace General Signal Corp. with Textron, Inc. and delete Westinghouse Electric, resulting in a decrease in the group from 19 to 18 companies.

CHANGE IN CONTROL AND TERMINATION ARRANGEMENTS
--------------------------------------------------------------------------------

COMPENSATION AND RETIREMENT PLANS
     Several of the Company's compensation and retirement plans provide for enhanced employee benefits upon "a change in control" of the Company. A change of control will generally be deemed to have occurred upon (1) a third party's acquisition of 30% or more of the Company's stock, (2) a change in the majority of the members of the Company's Board of Directors, (3) a merger, consolidation or liquidation of the Company, or (4) a sale of all or substantially all of the assets of the Company.

     In general, upon a change in control, (1) all options become immediately exercisable, (2) restricted shares become immediately vested, and (3) performance-based awards are paid out.

     The Company's qualified retirement plan contains provisions, which specify how assets in excess of those needed to satisfy the plan's obligations are to be directed. In general, those assets will be applied toward post-retiree medical benefits to participants under age 65 and to payment of increased retirement benefits on a proportional basis to both active and retired participants.

     The Company's supplementary retirement plans generally provide for the payment of retirement benefits in excess of those provided by the Company's qualified retirement plans. Upon a change in control, participants' accrued benefits under any of the plans become fully vested and are paid out in a lump sum following termination of employment after the change in control.

TERMINATION AGREEMENTS
     The Company has entered into executive termination agreements with 21 of its executives. These agreements will be automatically extended each January 1 unless the Company notifies an executive by October 1 of the preceding year that it does not wish to extend the term of the executive's agreement. If a change in control occurs at any time during the term of an agreement, the term is automatically extended for a period of 36 months, but not beyond the end of the month in which the executive would reach age 65.

     In general, these agreements entitle the executive to a lump sum payment of three times (in some cases, two times) the executive's salary and on-plan incentive bonus if either the executive's employment is terminated (other than for cause) or his or her duties are diminished following a change in control. The executive will also be entitled to medical, life insurance and disability coverage for up to three years (in some cases, two years). In addition, the Company will compensate the executive for any excise tax liability he or she may incur as a result of payments made under the agreement.

PENSION PLAN TABLE
--------------------------------------------------------------------------------

                   AVERAGE COMPENSATION                                              YEARS OF SERVICE
(Average of Salaries Plus Incentive Payments During Highest    ------------------------------------------------------------
 60 Consecutive Months of 120 Months Prior to Retirement)         15          20          25           30            35
---------------------------------------------------------------------------------------------------------------------------
                       $ 200,000                               $ 45,354    $ 60,472    $ 75,590    $   90,708    $   95,708
                                                                  ---------------------------------------------------------
                         400,000                                 93,354     124,472     155,590       186,708       196,708
                                                                  ---------------------------------------------------------
                         600,000                                141,354     188,472     235,590       282,708       297,708
                                                                  ---------------------------------------------------------
                         800,000                                189,354     252,472     315,590       378,708       398,708
                                                                  ---------------------------------------------------------
                       1,000,000                                237,354     316,472     395,590       474,708       499,708
                                                                  ---------------------------------------------------------
                       1,200,000                                285,354     380,472     475,590       570,708       600,708
                                                                  ---------------------------------------------------------
                       1,400,000                                333,354     444,472     555,590       666,708       701,708
                                                                  ---------------------------------------------------------
                       1,600,000                                381,354     508,472     635,590       762,708       802,708
                                                                  ---------------------------------------------------------
                       1,800,000                                429,354     572,472     715,590       858,708       903,708
                                                                  ---------------------------------------------------------
                       2,000,000                                477,354     636,472     795,590       954,708     1,004,708
                                                                  ---------------------------------------------------------
                       2,200,000                                525,354     700,472     875,590     1,050,708     1,105,708
                                                                  ---------------------------------------------------------
                       2,400,000                                573,354     764,472     955,590     1,146,708     1,206,708
                                                                  ---------------------------------------------------------
                       2,600,000                                621,354     828,472    1,035,590    1,242,708     1,307,708
---------------------------------------------------------------------------------------------------------------------------

     Honeywell and its subsidiaries maintain a variety of pension and retirement plans for their employees. The table illustrates the annual benefits payable by the Company in specified remuneration and years-of-service classifications at normal retirement under the Honeywell Retirement Benefit Plan, which is a defined benefit plan that does not require employee contributions. Compensation used for pension formula purposes includes salary and annual bonus reported as set forth in the table on page 18. Contributions by Honeywell, when required by the Plan, are determined on an actuarial basis and are not made primarily for the benefit of any individual. The credited years of service for the current executive officers in the table on page 18 are: M.R. Bonsignore--28 years; G. Ferrari--38 years; J.K. Gilligan--21 years; W.M. Hjerpe--24 years; and D.K. Schwanz--19 years. A portion of the benefits shown in the table may be paid from the Company's supplementary retirement plans, rather than from plan trusts, due to limitations imposed by the Internal Revenue Code, which restricts the amount of benefits payable under tax-qualified plans.

OTHER INFORMATION
--------------------------------------------------------------------------------

SUBMISSION OF DIRECTOR NOMINATIONS AND SHAREOWNER PROPOSALS
     The Nominating and Governance Committee of the Board of Directors will consider qualified nominees for director recommended by shareowners.

- In order for a shareowner proposal to be considered for inclusion in Honeywell's proxy statement for the 2000 Annual Meeting, the proposal must be received at the Company's offices no later than November 9, 1999. Securities and Exchange Commission rules contain standards as to what shareowner proposals are required to be included in a proxy statement.

- In addition, the Company's By-laws provide that any shareowner wishing to make a nomination for director, or wishing to introduce a proposal at the Company's Annual Meeting of Shareowners must notify the Company not more than 120 days and not less than 90 days prior to the meeting, and that notice must meet other requirements contained in the By-laws.

     Any shareowner who wishes to submit a shareowner proposal or a nomination for director, or who would like to receive a copy of the relevant section of the By-laws, should contact the Vice President and Corporate Secretary, Honeywell Plaza, Minneapolis, Minnesota, 55408.

EXPENSES OF SOLICITATION
     Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by Honeywell officers and employees without additional compensation. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 1999 Annual Meeting of Shareowners at a fee of approximately $18,000 plus associated costs and expenses.

By Order of the Board of Directors,

Kathleen M. Gibson

Kathleen M. Gibson
Vice President and Corporate Secretary

See enclosed proxy card--please vote by Internet, telephone or sign card and mail promptly.

                       HELP ELIMINATE DUPLICATE MAILINGS

     SECURITIES AND EXCHANGE COMMISSION RULES PERMIT US TO SEND A SINGLE COPY OF THE ANNUAL REPORT TO HONEYWELL SHAREOWNERS RESIDING IN THE SAME HOUSEHOLD WITH SHAREOWNER CONSENT. IF THE ANNUAL REPORT ACCOMPANYING THIS PROXY STATEMENT IS A DUPLICATE COPY FOR YOUR HOUSEHOLD, YOU MAY DISCONTINUE RECEIVING THIS DUPLICATE COPY BY MARKING THE APPROPRIATE BOX ON YOUR PROXY CARD OR SO INDICATING WHEN PROMPTED DURING TELEPHONE OR INTERNET VOTING. IF YOU CHOOSE TO DO SO, WE WILL NOT SEND FUTURE ANNUAL REPORTS TO THE ACCOUNT ADDRESS LISTED ON THAT PROXY CARD, UNLESS YOU REQUEST THAT WE RESUME SUCH MAILINGS.

                                                                  HONEYWELL LOGO
--------------------------------------------------------------------------------
Honeywell Inc.
Honeywell Plaza
Minneapolis, Minnesota 55408

Recycled Paper with a Minimum
of 10% Post Consumer Waste
(LOGO)
PRINTED IN U.S.A.

Two new ways to vote:                   [HONEYWELL LOGO]
Vote by Internet

It's fast, convenient, and your vote is immediately confirmed and posted and you can get all future materials by Internet.

WWW.PROXYVOTE.COM

Follow these steps:

1. Read the accompanying Proxy Statement and voting instruction form.
2. Go to website WWW.PROXYVOTE.COM.
3. Enter your 12 DIGIT CONTROL NUMBER located on your voting instruction form.
4. Follow the on-line instructions

YOUR VOTE IS IMPORTANT!

GO TO WWW.PROXYVOTE.COM

24 HOURS A DAY

Vote by Telephone


It's fast, convenient, and your vote is immediately confirmed and posted.

Using a touch-tone phone, call the 800 number shown on your voting instruction form.

Follow these steps:

1. Read the accompanying Proxy Statement and voting instruction form.
2. Call the toll-free number shown on your voting instruction form.
3. Enter your 12 DIGIT CONTROL NUMBER located on your voting instruction form.
4. Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!

CALL 24 HOURS A DAY

DO NOT RETURN THE VOTING FORM IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

                                 HONEYWELL INC.
                                      PROXY

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREOWNERS ON APRIL 20, 1999

(I)(We) hereby appoint(s) M.R. Bonsignore, E.D. Grayson and K.M. Gibson, and each of them, proxies (each with power of substitution) to attend the above annual meeting of shareowners of Honeywell Inc. and any adjournment, to vote all shares of Honeywell stock that (I)(we) hold of record, including any shares held under the Dividend Reinvestment Plan administered by ChaseMellon Shareholder Services, L.L.C., for all matters described on the reverse side of this card, and on any other matter that may properly come before the meeting.

The Honeywell Savings and Stock Ownership Plan requires that the Trustee receive voting instructions for shares held under the plan by April 15, 1999. To meet this requirement, either complete this card and mail it to be received no later than April 15, or vote by telephone or via the Internet by April 15. After April 15, your voting instructions for Plan shares cannot be revoked. ALSO, YOU MAY NOT VOTE PLAN SHARES IN PERSON AT THE MEETING. The Trustee is authorized to vote the Plan shares for which instructions have been given on any other business that may come before the meeting. ChaseMellon Shareholder Services, L.L.C. will tally the vote on behalf of the Trustee.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE VOTE VIA THE INTERNET OR TELEPHONE OR SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY.
 ------------------------------------------------------------------------------
|                                                                              |
|Comments:                                                                     |
|                                                                              |
 ------------------------------------------------------------------------------

                                See Reverse Side
-------------------------------------------------------------------------------
                            /\  FOLD AND DETACH HERE  /\

IF VOTING BY MAIL, RETURN PROXY CARD IN THE ENCLOSED ENVELOPE. PLEASE BE SURE TO SIGN AND DATE THE CARD.

ADMISSION TICKET


HONEYWELL INC.                                        [MAP]
1999 ANNUAL MEETING OF SHAREOWNERS
TUESDAY, APRIL 20, 1999, 2:00 P.M.
MINNEAPOLIS CONVENTION CENTER
1301 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55403
(612) 335-6000


The Meeting will be held in Ballroom A.

Public entrances are located on Second Avenue S. and Grant St., which are labeled as follows: Ballroom Entrance, Hall 1, Hall 2 & Hall 3. Handicap access is available at all public entrances.

Parking is generally available underground in the Plaza Ramp, entering either on Second Avenue S. or on 12th Street S. Elevators and a skyway connect the Ramp to the Convention Center. Additional parking is available as indicated on the adjacent map.

                                                                 Please mark
                                                               your votes as
                                                                indicated in
                                                                this example [X]

                    BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

1.  ELECTION OF DIRECTORS

FOR all Nominees                            TO WITHHOLD
(Except as marked  [ ]                   AUTHORITY (For all
to the contrary*)                         Nominees listed
                                                 [ ]


NOMINEES: (01) A.J.Baciocco, Jr., (02) E.E.Bailey, (03) G.M. Bethune,
(04) M.R.Bonsignore, (05) J.C.Pardo, (06) G.Ferrari,
(07) R.D.Fullerton, (08) J.J.Howard,
(09) K.M.Hudson, (10) B.Karatz, (11) A.B.Rand,
(12) S.G.Rothmeier, (13) M.W.Wright

*INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.


                                          FOR          AGAINST      ABSTAIN
2.     RATIFICATION OF                    [ ]            [ ]          [ ]
       DELOITTE & TOUCHE LLP
       AS AUDITORS
                                          FOR          AGAINST      ABSTAIN
3.     APPROVAL OF AMENDMENT              [ ]            [ ]          [ ]
       OF RESTATED CERTIFICATE OF
       INCORPORATION TO
       INCREASE AUTHORIZED
       COMMON SHARES

THIS PROXY WILL BE VOTED FOR ITEMS 1-3 IF NO CHOICE IS SPECIFIED.

Will attend meeting    [ ]

Discontinue Duplicate  [ ]
Annual Report

Change of Address      [ ]

IF VOTING VIA THE INTERNET OR TELEPHONE, PLEASE FOLLOW INSTRUCTIONS BELOW

Signature(s)                  Date
            -----------------      ----------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



--------------------------------------------------------------------------------
                        /\    FOLD AND DETACH HERE    /\

          YOU CAN NOW VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE

Your electronic vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card.

To Vote Via the Internet:

1. Go to the following website: www.eproxy.com/hon. You may vote through 4:00 p.m. Eastern Standard Time on April 19, 1999.
2. Enter your Control Number, which is located in the box at the lower right hand corner of this instruction form.
3.   Follow the on-line instructions on your computer screen.

To Vote by Telephone:

1. If you have a touch-tone telephone, call 1-800-840-1208. This is a TOLL-FREE number. You may call 24 hours a day through 4:00 p.m. Eastern Standard Time on April 19, 1999.
2. Enter your Control Number, which is located in the box at the lower right hand corner of this instruction form.

OPTION #1: To vote as the Board of Directors recommends on ALL proposals, press
1. If you wish to vote on each proposal separately, press 0. (When you press 1 here, your vote will be confirmed and cast as you directed).

OPTION #2: If you choose to vote on each proposal separately, press 0 and follow the recorded instructions.

3. Following voting, also confirm if you plan to attend the meeting in Minneapolis, and if you wish to discontinue receiving a duplicate Annual Report.

Your vote on all proposals will be repeated and you will have an opportunity to confirm it.


IF YOU VOTE VIA THE INTERNET OR BY TELEPHONE, DO NOT RETURN
YOUR PROXY CARD BY MAIL. THANK YOU FOR VOTING.